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                                                                     EXHIBIT 5.1

                                 April 27, 2001


Starbase Corporation
4 Hutton Centre Drive, Suite 800
Santa Ana, CA 92707-8713

Ladies and Gentlemen:

     We have acted as counsel for Starbase Corporation, a Delaware corporation (the "Company") in connection with its Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission relating to the registration of 8,084,401 shares of Common Stock, par value $.01 per share (the "Shares") issuable upon exercise of options granted or to be granted pursuant to (a) Technology Builders Inc. Amended and Restated Stock Option and Stock Incentive Option Plan, adopted March 22, 2000 (the "TBI Plan"), (b) Technology Builders Inc. Notice of Grant of Stock Options and Option Agreements (the "TBI Plan Agreements") and (c) Non-Qualified Stock Option Agreements between the Company and its directors, employees and consultants (the "Stock Option Agreements"); the TBI Plan, the TBI Plan Agreements and the Stock Option Agreements are hereinafter collectively referred to as the "Stock Option Documents".

     In connection with the foregoing, we have examined, among other things, the Registration Statement, the TBI Plan and originals or copies, satisfactory to us, of all such corporate records and of all such agreements, certificates and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. We have not examined each of the TBI Plan Agreements and each of the Stock Option Agreements in respect of options granted under such agreements. We have, However, examined the form of TBI Plan Agreements and the form of Stock Option Agreements, which we are advised are the forms of agreement used by the Company. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of documents submitted to us as copies. As to any facts material to our opinion, we have, to the extent that relevant facts were not independently established by us, relied on certificates of public officials and certificates, oaths and declarations of officers or other representatives of the registrant.

     Based upon and subject to the foregoing, we are of the opinion that the Shares to be issued pursuant to the exercise of options granted or to be granted under the Stock Option Documents will be, when issued pursuant to the Stock Option Documents, validly issued, fully paid and non-assessable.

     We hereby consent to the filing of a copy of this opinion as an exhibit to the Registration Statement.

                                           Sincerely,


                                           Jenkens & Gilchrist Parker Chapin LLP